Exhibit 99.1

RAVEN ANNOUNCES LEADERSHIP CHANGES
TO ACCELERATE EXECUTION OF COMPANY'S GROWTH
STRATEGY
LEADERSHIP STRUCTURE TO ENHANCE STRATEGIC CONTINUITY AND EXECUTION

Sioux Falls, S.D. (October 6, 2020) — Raven Industries, Inc. (the Company; NASDAQ:RAVN) announced today it is making key leadership changes as part of the Company’s continued strategy to drive greater growth and to further position the Company for long-term success.

Last year, the Company launched a bold expansion of its strategy by significantly increasing its investments in targeted areas, including Raven Autonomy™ and Raven Composites™. The Company has been executing on this bold plan for nearly a year with much success, despite the backdrop of a pandemic crisis.

“I’ve never been more confident about our current and future position within our selected markets,” said Raven President & CEO Dan Rykhus. “We have the right technology, the right resources, and the right talent.”

He went on to say, “We are reorganizing senior executives because our future is strong, and we believe we are at the start of a significant growth trajectory for our organization. By making these changes, we are placing ourselves in the best position to execute and capitalize on the opportunities before us.”

Raven announced the following changes to the executive leadership team:

◦Steven Brazones, current Chief Financial Officer, will become Vice President for Applied Technology. In his tenure at Raven, Brazones has successfully led several strategic undertakings — including the acquisitions of Smart Ag® and DOT® Technology, strategic partnership building and enterprise strategic planning — which are key elements of Applied Technology’s growth strategy. “Steven is the ideal senior executive to lead Applied Technology and our significant growth plans for Raven Autonomy,” added Rykhus.

◦Brian Meyer, current Vice President of Applied Technology, will become Vice President for Engineered Films. Meyer began leading Applied Technology in 2015 when the Ag market was in a sharp downturn. During his time, Meyer improved quality, streamlined manufacturing and enhanced customer service and relationship building with key customers. Under his leadership, Applied Technology grew revenue over the past five years by $40M. “Brian is steadfast in his approach to drive optimal results, despite any unchangeable external factors. It’s this same execution and passion that he’ll bring to Engineered Films and the execution of its strategic plan,” concluded Rykhus.

The Company will begin its search for a new CFO immediately. All leadership changes will be effective February 1, 2021, the start of the company’s fiscal year.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and aerospace and defense solutions. Since 1956, Raven has designed,
-more-

produced, and delivered exceptional solutions, earning The company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Contact Information:
Lisa McElrath, Communications Manager
Raven Industries
+1(605) 336-2750
lisa.mcelrath@ravendind.com

Jared Stearns, Investor Relations Manager
Raven Industries
+1(605) 336-2750
jared.stearns@ravendind.com

###